Exhibit 99.1
PRESS RELEASE
Full Year 2017 Results
FY 2017 outlook outperformed with us being well on track to deliver on our medium-term rebased Adjusted EBITDA(a) CAGR over the 2015-2018 period, now targeting 6-7% versus 5-7% initially.
Continued traction for our quad-play "WIGO" bundles post the June 2017 revamp with 38,500 net subscribers added in Q4 2017 despite a competitive environment to nearly 304,000 subscribers.
Accelerated onboarding of Full MVNO customers to the upgraded Telenet network with around 90% achieved at the end of 2017. 5-year MVNO agreement signed with Walloon cable operator VOO.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, February 13, 2018 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the the year ended December 31, 2017.

HIGHLIGHTS

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FY 2017 revenue(2) of €2,528.1 million (+4% yoy) driven by the BASE and SFR Belux acquisitions and the sale of Ortel. Our rebased(1) FY 2017 revenue was up 1% with an increased contribution from our wholesale business, higher cable subscription and B2B revenue being partially offset by lower mobile telephony revenue, the impact from regulatory headwinds and lower handset-related revenue. Q4 2017 revenue of €643.8 million, up 2% yoy on a reported basis, including a full quarter contribution from SFR Belux, and up 1% on a rebased basis.

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Modestly improved net subscriber trend for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony on a sequential basis in Q4 2017 despite a continued intensely competitive environment and a tough promotional quarter, driven by our attractive year-end marketing campaigns and promotions.

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Robust net postpaid subscriber growth in Q4 2017 (+43,800) thanks to "WIGO" and accelerated demand for BASE's new postpaid portfolio with postpaid now representing around 82% of our active mobile customer base.

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Net profit of €113.8 million for FY 2017 versus €41.6 million in 2016. Net profit for FY 2017 was driven by (i) the increase in Adjusted EBITDA, as discussed below, (ii) a €245.5 million non-cash foreign exchange gain on our USD-denominated debt, (iii) a €243.0 million non-cash loss on our derivatives (iv) a €76.0 million loss on the extinguishment of debt following certain refinancings and (v) the aforementioned accelerated onboarding of our Full MVNO customer base having resulted in a €29.2 million restructuring charge in Q3 2017.

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Adjusted EBITDA(3) of €1,209.9 million for FY 2017, +8% yoy on a reported basis and +6% yoy on a rebased basis. Our Adjusted EBITDA growth was primarily driven by (i) lower costs associated with handset sales and subsidies, (ii) lower MVNO-related costs driven by the accelerated onboarding of our Full MVNO customers, (iii) lower integration and transformation costs versus the prior year and (iv) continued overall control of our overhead expenses, increasing our margin by 240 basis points yoy on a rebased basis. Adjusted EBITDA of €298.7 million in Q4 2017, +9% yoy on a rebased basis.

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Accrued capital expenditures(4) of €729.2 million for FY 2017 reflected the recognition of the Belgian football broadcasting rights for three seasons as of the 2017-2018 season. Excluding this impact, accrued capital expenditures represented approximately 25% of our revenue, reflecting higher network-related investments.

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Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €831.6 million, €841.0 million and €50.7 million, respectively, for FY 2017. Adjusted Free Cash Flow(5) of €381.8 million for FY 2017, up 44% yoy (Q4 2017: €36.4 million), as compared to our outlook of €350.0-375.0 million.

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For 2018, we target healthy financial growth with rebased Adjusted EBITDA(a) growth of 7-8% leading to an improved rebased Adjusted EBITDA(a) CAGR of 6-7% over the 2015-2018 period versus 5-7% initially. Against stable rebased revenue growth, we expect our accrued capital expenditures to represent around 26% of our revenue in 2018, leading to robust Adjusted Free Cash Flow(b) of €400.0-420.0 million for 2018.

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The board of directors has redefined the Company's leverage framework at 3.5x-4.5x net total leverage(17) (December 31, 2017: 3.9x). The board of directors has considered different forms of shareholder remuneration in view of the Company’s full year results, balance sheet and leverage framework, but has for now not decided on any other form of distribution with the exception of the Share Repurchase Program 2018. The board of directors will continue to assess potential shareholder distributions throughout the course of the year. Currently, the board of directors has authorized a share buy-back program of up to €75.0 million (the “Share Repurchase Program 2018”), effective as of February 13, 2018.

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2018 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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As of and for the year ended December 31,	2017	2016	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue (2)	2,528.1	2,429.1	4%
Operating profit	449.6	485.4	(7)%
Net profit	113.8	41.6	174%
Net profit margin	4.5%	1.7%

Basic earnings share	0.97	0.36	169%
Diluted earnings per share	0.97	0.36	169%

Adjusted EBITDA (3)	1,209.9	1,117.1	8%
Adjusted EBITDA margin %	47.9%	46.0%

Accrued capital expenditures (4)	729.2	626.8	16%
Accrued capital expenditures as % of revenue	28.8%	25.8%

Net cash from operating activities	831.6	749.1	11%
Net cash used in investing activities	(841.0)	(1,660.2)	(49)%
Net cash from (used in) financing activities	(50.7)	733.0	N.M.
Adjusted Free Cash Flow (5)	381.8	265.8	44%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	2,031,300	2,017,500	1%
Basic video (6)	244,700	284,600	(14)%
Enhanced video (7)	1,786,600	1,732,900	3%
Broadband internet (8)	1,674,100	1,601,700	5%
Fixed-line telephony (9)	1,302,600	1,255,400	4%
Mobile telephony (10)	2,803,800	2,991,900	(6)%
Postpaid	2,288,600	2,111,100	8%
Prepaid	515,200	880,800	(42)%

Triple-play customers	1,185,200	1,134,100	5%
Services per customer relationship (11)	2.29	2.27	1%
ARPU per customer relationship (€ / month) (11) (12)	54.7	53.4	2%

N.M. - Not Meaningful

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:
"Looking back at 2017, I'm very pleased and excited about all the things we achieved at Telenet. The central theme in everything we do is to continuously deliver a great product and service experience to our customers, and the key accomplishments of 2017 acknowledge that. First, we revamped our all-in-one converged "WIGO" bundles in June last year, including higher mobile data allowances which can be shared across multiple SIMs within the same household or company. As a result, net subscriber growth for our "WIGO" bundles remained robust in Q4 (+38,500) to reach a total of 303,600 customers at the end of 2017. In the mobile-only space, we launched a new BASE postpaid line-up in September, representing the first offer in Belgium to automatically adapt to the customer’s usage patterns, addressing a key customer need towards full budget ownership and transparency. The aforementioned product enhancements drove a solid 43,800 net postpaid subscriber additions in Q4 to nearly 2.3 million postpaid subscribers at December 31, 2017. More generally, the net subscriber trend for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony modestly improved in Q4 on a sequential basis despite the continued intensely competitive and promotional environment thanks to our attractive campaigns and fixed-term promotions.
Besides our ambition to provide the fastest and most reliable connectivity solutions to consumers and businesses across our footprint - whether at home, at work or on the go - we also want them to be able to enjoy a complete and seamless entertainment experience. In a world where connectivity and entertainment are increasingly converging, we acquired a 50% stake in the local media company De Vijver Media back in February 2015, providing oxygen to the local media ecosystem with a further commitment to drive the production of exclusive local content after the successful launch of “Chaussée d’Amour” previously. I'm also excited about the fact that our OTT app "Yelo Play" is now widely available over wireless networks versus WiFi previously. And as for sports, we recently launched our OTT platform "Play Sports GO!", effectively extending our pay television sports offering to consumers beyond our current cable franchise.
All of this only becomes possible when powered by a solid, state-of-the-art integrated network. Looking back at 2017, I'm particularly pleased with the strong progress the technical teams have made in modernizing both our fixed and mobile infrastructures and in laying the foundations for the converged network of the future. Our "Grote Netwerf" HFC network upgrade program reached approximately 67% of nodes at the end of 2017 and will deliver data download speeds of at least 1 Gbps, truly supporting the Flemish and Brussels digital economy. And just recently, we also started to upgrade parts of the acquired SFR Belux network in Brussels in order to be able to fully capture the projected €16 million of annual run-rate synergies by 2021. We also continued to make solid progress on the modernization of our acquired mobile network, which is an important synergy driver as we migrate our Full MVNO customers from the rented Orange Belgium to our own network. At the end of 2017, we succeeded in upgrading around 87% of our 2,800 macro sites and deployed around 210 new sites. As such, we have been able to accelerate the onboarding of our Full MVNO customers with around 90% achieved end-2017 and on track to complete the full onboarding by the end of Q1 this year. The noticeable progress in the ramp-up of our mobile network across the whole of Belgium allows us to engage into new commercial MVNO partnerships, including a new five-year agreement with the Walloon cable operator VOO most recently.
On the financial side, we once again delivered on our full year outlook and remain on track to reach our medium-term Adjusted EBITDA(a) CAGR as outlined during our 2016 Capital Markets Day and as further highlighted below. The board of directors has redefined the Company's leverage framework at 3.5x-4.5x net total leverage (December 31, 2017: 3.9x). The board of directors has considered different forms of shareholder remuneration in view of the Company’s full year results, balance sheet and leverage framework, but has for now not decided on any other form of distribution with the exception of the Share Repurchase Program 2018. The board of directors will continue to assess potential shareholder distributions throughout the course of the year. Currently, the board of directors has authorized a share buy-back program of up to €75.0 million (the “Share Repurchase Program 2018”), effective as of February 13, 2018."

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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Commenting on the results, Birgit Conix, Telenet’s Chief Financial Officer, stated:
"I'm pleased that we managed to outperform versus our full year 2017 outlook on all metrics despite the challenging environment in which we're operating. Our revenue for the full year 2017 reached just over €2.5 billion, up 4% yoy on a reported basis and predominantly driven by inorganic movements related to the BASE and SFR Belux acquisitions and the sale of Ortel. On a rebased basis, which is a better reflection of our underlying growth rate, we achieved 1% yoy revenue growth in 2017 versus our outlook of stable rebased revenue growth. Our rebased revenue performance was mainly driven by higher wholesale, cable subscription and B2B revenue which was partially offset by lower mobile telephony revenue, the impacts of certain regulatory headwinds and lower revenue related to handset sales. Broadly the same factors drove a similar 1% yoy increase in our rebased revenue growth in Q4 2017 to €644 million.
For the full year 2017, we generated just over €1.2 billion of Adjusted EBITDA, up 8% yoy on a reported basis and driven by the aforementioned inorganic movements. On a rebased basis, our Adjusted EBITDA outperformed our mid-single-digit outlook with a healthy 6% increase yoy. Growth in our rebased Adjusted EBITDA was supported by (i) substantially lower costs related to handset sales and subsidies, (ii) lower MVNO-related costs as a result of the accelerated onboarding of our Full MVNO customers as mentioned above, (iii) lower integration and transformation costs linked to the BASE acquisition as compared to 2016 and (iv) continued tight cost control on our overhead and indirect expenses under our 'Smart Spend' Program launched in 2017. Consequently, I'm pleased that we were able to boost our rebased Adjusted EBITDA margin by 240 basis points yoy. In Q4 2017, we achieved 9% rebased Adjusted EBITDA growth to €299 million, which was driven by substantially lower MVNO-related costs alongside overall tight cost management.
We remain at the forefront of investing with accrued capital expenditures of €729 million for the full year 2017, equivalent to approximately 29% of our revenue and mainly impacted by the recognition of the Belgian football rights for three seasons as of the current 2017-2018 season. Excluding the latter, they represented around 25% of revenue with nearly half of our accrued capital expenditures being geared towards the aforementioned network improvement projects. Finally, we generated Adjusted Free Cash Flow of €382 million, which was up 44% yoy, and exceeded our outlook of €350-375 million for the year. Growth in our Adjusted Free Cash Flow was mainly driven by (i) robust Adjusted EBITDA growth as just mentioned, (ii) lower cash interest expenses as a result of recent refinancings and (iii) increases in our vendor financing program. These factors helped to fully offset a €44 million headwind from higher cash taxes, including a €20 million cash tax prepayment that would have been due in 2019 if not prepaid, and a temporary negative trend in our working capital in Q4 from elevated year-end payments.
For 2018, we target continued healthy financial growth. Our revenue in 2018 is expected to remain stable versus 2017 on a rebased basis as higher cable subscription revenue and a higher contribution from our B2B business and MVNO-related partnerships will be offset by continued regulatory and competitive headwinds. We anticipate a solid 7-8% rebased Adjusted EBITDA(a) growth for 2018 driven by lower Full MVNO-related costs as a result of the accelerated onboarding of our Full MVNO customers to the Telenet network and a continued focus on our overhead expenses and indirect spend, resulting in a further margin expansion. As such, we remain well on track to deliver on our medium-term rebased Adjusted EBITDA(a) CAGR over the 2015-2018 period, now targeting an improved 6-7% versus 5-7% initially. As for our accrued capital expenditures, 2018 will be the final full year in our anticipated investment cycle due to the modernization of our fixed and mobile infrastructures and the start of our IT platform upgrade plan leading to innovative digital capabilities and additional cost opportunities. As such, we anticipate accrued capital expenditures to represent around 26% of our revenue for the full year. Finally, we target a robust Adjusted Free Cash Flow(b) between €400-420 million for 2018 driven by (i) healthy Adjusted EBITDA growth, partially offset by higher capital expenditures, (ii) lower cash interest expenses and (iii) an increased contribution from our vendor financing platform."

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2018 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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1    Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of wholesale revenue: As of Q1 2017, we changed the way we present the revenue generated by our fixed and mobile wholesale partners. As of January 1, 2017, this revenue is accounted for under other revenue, whereas prior to that date our mobile wholesale revenue was presented under our mobile telephony revenue. We also applied this change retroactively to the prior year period.

Reclassification of expenses related to truck rolls for customer premises equipment ("CPE"): As of Q1 2017, we changed the way we present the expenses incurred for CPE-related truck rolls. As of January 1, 2017, such expenses are recognized under network operating expenses, whereas before that date they were presented under professional services and outsourced labor. We also applied this change retroactively to the prior year period.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At December 31, 2017, we served 2,190,400 unique customer relationships subscribing to 5,008,000 fixed services ("RGUs") across our footprint of 3,317,100 homes passed in Flanders and Brussels and including our extended footprint in Brussels, Wallonia and Luxembourg through the June 2017 SFR Belux acquisition. At December 31, 2017, our RGU count consisted of 2,031,300 video, 1,674,100 broadband internet and 1,302,600 fixed-line telephony subscriptions. In addition, approximately 88% of our video subscribers had upgraded to our enhanced video platform at December 31, 2017. Enhanced video subscribers enjoy an enriched TV experience with access to a wider range of digital, HD and pay television sports, series and movies channels, a vast library of domestic and international video-on-demand ("VOD") content and access to our over-the-top ("OTT") platform "Yelo Play". We reached a bundling rate of 2.29 RGUs per unique customer relationship at the end of Q4 2017 (Q4 2016: 2.27), which is indicative of our continued multiple-play growth. At December 31, 2017, approximately 54% of our cable customers subscribed to a triple-play bundle, whereas approximately 20% subscribed to a double-play product with the remainder subscribing to just one product, indicating continued up-sell opportunity within the existing customer base. At December 31, 2017, we served 2,803,800 mobile subscribers as compared to 2,991,900 at December 31 last year. This 6% year-on-year decrease reflected (i) the sale of our direct subsidiary Ortel Mobile NV ("Ortel") to Lycamobile as per March 1, 2017, (ii) the impacts from the mandatory prepaid registration as of June 2017 and (iii) the transfer of mobile operator JIM Mobile to MEDIALAAN in Q4 2017, which was a regulatory requirement under the European Commission's approval for the BASE acquisition at the time.

The Q4 2017 net subscriber trend for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony modestly improved compared to the preceding quarter, despite an intensely competitive and heavy promotional fourth quarter. Net subscriber growth for our all-in-one converged "WIGO" package in the year-end quarter remained robust and was nearly at comparable levels compared to Q3 last year despite the tough market dynamics. At December 31, 2017, we reached 303,600 "WIGO" customers, representing a robust net inflow of 38,500 subscribers in Q4 2017. All of our "WIGO" bundles include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and since June last year an improved mobile data allowance to be shared among individual family members.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the full year 2017, the ARPU per customer relationship reached €54.7, which was up €1.3 compared to the prior year. In Q4 2017, we achieved a €55.1 ARPU per customer relationship, representing a 2% increase as compared to Q4 2016. Relative to the prior year periods, the 2% increase in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of enhanced video customers subscribing to our premium entertainment services, (iii) the benefit from the selective price increase on certain fixed services as of mid-February 2017 and (iv) a decrease in the total number of unique customer relationships as a result of an intensified competitive environment.

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1.2    Broadband internet

At December 31, 2017, we served 1,674,100 broadband internet subscribers, up 5% year-on-year and including 60,100 inorganic subscribers added through the SFR Belux acquisition. Relative to Q3 2017, net subscriber growth for our broadband internet service picked up in the quarter (Q4 2017: +3,700) as a result of our attractive year-end campaigns, including free installation and activation vouchers and fixed-term price promotions, and continued traction for our bundled B2B offers. Annualized churn for our broadband internet service continued to reflect the intensely competitive residential market. Although annualized churn for our broadband internet service modestly decreased from 9.5% in Q3 2017 to 9.4% in Q4 2017, our annualized churn increased 160 basis points relative to Q4 2016.

As customers increasingly expect to enjoy superfast connectivity and as the need for additional bandwidth capacity continues to increase, we recently launched "speedboost" which allows residential and business customers to reach data download speeds as high as 400 and 500 Mbps, respectively, at a fixed additional fee of €15 per month (including VAT). Whether at home, at work or on the move, seamless connectivity, including WiFi, still remains one of the cornerstones of our connectivity strategy. Mid-March 2017, we introduced "Flow", a suite of smart technologies, to ensure that customers can seamlessly access both fixed and mobile networks across all of their devices. Today, we have deployed approximately 1.5 million WiFi Homespots and operate approximately 2,000 WiFi hotspots in public areas. Through partnerships with our majority shareholder Liberty Global, certain of its affiliates, and Walloon cable operator VOO, broadband internet customers from both cable companies can freely use the WiFi Homespots on either company’s network in Wallonia and in certain other European countries where service is offered through other Liberty Global and certain affiliate networks.

1.3    Fixed-line telephony

At December 31, 2017, we served 1,302,600 fixed-line telephony subscribers, up 4% year-on-year and including 48,100 inorganic subscriber additions from the SFR Belux acquisition. In Q4 2017, our fixed-line telephony subscriber base stabilized after a few quarters of modest net subscriber declines amidst intense competition in the residential market and an overall declining market trend. Our stable performance in the quarter was mainly the result of a continued solid performance in the business segment and our attractive year-end promotions. Relative to the preceding quarter, our annualized churn rate remained broadly stable in Q4 2017 at 10.5%. Compared to Q4 2016, however, our annualized churn rate increased 170 basis points in Q4 2017 as a result of the factors mentioned above.

1.4    Mobile telephony

Our active mobile subscriber base, which excludes subscribers under our commercial wholesale partnerships, totaled 2,803,800 SIMs at December 31, 2017, including 2,288,600 postpaid subscribers. The remaining 515,200 mobile subscribers receive prepaid services under the BASE brand and various branded reseller contracts. Compared to the prior year quarter, we recorded a 6% decrease in the total number of active mobile subscribers, which was mainly caused by a 42% decline in our active prepaid customer base as a result of (i) the sale of Ortel, (ii) the impacts from the mandatory prepaid registration and (iii) JIM Mobile's transfer to MEDIALAAN which was a regulatory requirement from the BASE acquisition as mentioned above. As such, a total of 157,900, 53,300 and 129,100 mobile SIMs have been removed from our subscriber count in Q1 2017, Q2 2017 and Q4 2017, respectively. Compared to Q4 2016, our postpaid subscriber base increased a healthy 8% at the end of December 2017 with another robust net subscriber performance in Q4 2017 (+43,800) driven by the continued uptake of our "WIGO" bundles and accelerated traction for our revamped BASE postpaid tariffs portfolio "BASEd on You" which we introduced at the end of the third quarter of last year.

We continued to make great progress on the onboarding of our Full MVNO subscribers to our acquired mobile network with around 90% achieved at December 31, 2017 as compared to around 54% at September 30, 2017. Thanks to this solid progress and the continued modernization of our mobile network - with around 87% of macro sites having been upgraded and around 210 newly build sites at December 31, 2017 - we are confident in our ability to complete the full onboarding by the end of Q1 2018 as we communicated in our third quarter earnings release, as compared to the end of 2018 as initially planned.

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1.5    Video

TOTAL VIDEO
Subscribers to our basic and enhanced video services reached 2,031,300 at December 31, 2017, including 82,200 inorganic subscribers added through the SFR Belux acquisition. In Q4 2017, we lost 15,600 net video subscribers, which is broadly consistent with the net organic loss rate we incurred in Q3 2017. Compared to the prior year period, our net organic loss rate in Q4 2017 continued to be higher as a result of the increased competitive environment including the effects from regulated cable wholesale. The aforementioned organic loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the increasing and strong competition in the domestic TV market, we anticipate further churn of total video subscribers.

ENHANCED VIDEO
At December 31, 2017, a total of 1,786,600 customers subscribed to our enhanced video services, so they can enjoy a much richer TV experience. This included 74,700 inorganic subscriber additions through the SFR Belux acquisition. All of our enhanced video subscribers can access our “Yelo Play” app for free, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. Consequently, approximately 88% of our video customers had upgraded to our higher ARPU enhanced video platform at December 31, 2017. We lost 4,600 net enhanced video subscribers in Q4 2017 due to the intensely competitive environment, which marked a modest improvement quarter-on-quarter.

Our subscription VOD packages "Play" and "Play More" had 399,800 customers at December 31, 2017, up 12% compared to the prior year period. This robust performance was driven by (i) an improvement in the linear viewing experience and the revamp of our premium entertainment platform "Play More", (ii) our continued investments in promising local content both through co-productions with our co-owned commercial channels "VIER", "VIJF" and "ZES" as well as certain proprietary content and (iii) our exclusive partnership with HBO providing access to high-quality international content.

We provide the broadest sports offerings within our footprint through "Play Sports", which combines domestic and foreign football with other major sport events including golf, ATP tennis, Formula One racing, volleyball, basketball and hockey. In Q2 2017, we extended the non-exclusive broadcasting rights for the Jupiler Pro League for three seasons until the 2019-2020 season. In addition, we also gained the exclusive OTT rights in Q2 2017, while local media company De Vijver Media, in which we own a 50% shareholding, holds the exclusive rights on the match summaries. At December 31, 2017, we served 233,900 "Play Sports"customers, which was broadly unchanged compared to December 31, 2016. In January 2018, we launched "Play Sports GO!", our OTT application, through which our pay television sports content has become available for all consumers across our cable footprint irrespective of them subscribing to any of our products. For both current and new "Play Sports" subscribers, the app is an integral part of their subscription, thus enriching their offer and viewing experience.

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2    Financial highlights

2.1    Revenue

For the full year 2017, we generated revenue of €2,528.1 million, representing a 4% increase compared to the prior year when we recorded revenue of €2,429.1 million. Our reported revenue increase was primarily driven by inorganic movements such as a full twelve-month contribution from mobile operator BASE, whereas our FY 2016 results only included BASE's contribution since the February 11, 2016 acquisition date . In addition, our FY 2017 results reflected the acquisition of SFR Belux, Altice's former Belgian and Luxembourg cable operations, which we acquired on June 19, 2017, contributing €31.9 million to our revenue since the acquisition date. These inorganic movements were partially offset by the sale of Ortel to Lycamobile as per March 1, 2017 and the discontinuation of certain fixed legacy products at BASE. On a rebased basis, we achieved 1% revenue growth for the full year 2017 driven by (i) significantly higher wholesale revenue following the completion of the onboarding of the Lycamobile Full MVNO subscribers at the end of July 2017, (ii) higher cable subscription revenue and (iii) higher business services revenue. These factors were partially offset by (i) lower mobile telephony revenue, (ii) the impacts of certain regulatory headwinds and (iii) significantly lower revenue from the sale of handsets and customer premise equipment ("CPE").

In Q4 2017, our revenue reached €643.8 million, representing a 2% increase compared to the prior year period on a reported basis and mainly reflecting the SFR Belux acquisition effect which added €14.8 million to our revenue in the fourth quarter. On a rebased basis, our Q4 2017 revenue increased 1% compared to Q4 2016 and broadly reflected the same revenue drivers as mentioned above.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the full year 2017, our video revenue amounted to €581.5 million (Q4 2017: €149.2 million), which was up 3% as compared to €565.5 million for the prior year and included the impacts from the SFR Belux acquisition as mentioned before. On a rebased basis, our video revenue for FY 2017 was broadly stable compared to the prior year as higher recurring set-top box rental fees and growth in our premium subscription VOD business were offset by a gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs, including the contribution from the acquired SFR Belux business since the acquisition date, totaled €606.8 million for the full year 2017 (Q4 2017: €153.7 million) and was up 6% compared to the prior year when we recorded broadband internet revenue of €571.5 million. On a rebased basis, our broadband internet revenue was up 5% year-on-year in 2017 driven by continued traction for our "WIGO" propositions and a robust performance in the business market, driving a favorable tier mix effect, and the benefit from the February 2017 price increase, partially offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the full year 2017, our fixed-line telephony revenue decreased 1% to €239.6 million (Q4 2017: €59.7 million) compared to €243.0 million for the prior year. The favorable impacts from the SFR Belux acquisition and the aforementioned February 2017 price increase were more than offset by (i) a growing proportion of bundle discounts, (ii) a gradual decline in our total fixed-line telephony RGU base as of Q2 2017 amidst the tough competitive environment and (iii) lower usage-related revenue. Excluding SFR Belux, the same factors resulted in a 3% decrease in our rebased FY 2017 fixed-line telephony revenue.

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MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnection revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs which are all recorded in other revenue. For the full year 2017, we generated mobile telephony revenue of €536.9 million (Q4 2017: €129.1 million), up €6.3 million compared to the prior year. This 1% year-on-year revenue increase reflected the acquisition of BASE, which was effective February 11, 2016. On a rebased basis, our mobile telephony revenue decreased 3% year-on-year with continued healthy net postpaid subscriber growth being more than offset by (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle on the back of our improved "WIGO" quad-play bundles and revamped BASE product portfolio, (ii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions and (iii) a continued decline in the number of prepaid subscribers, including the impacts of the mandatory prepaid registration as of June 2017.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €134.2 million for the full year 2017 (Q4 2017: €35.7 million), up 10% compared to the prior year. Our B2B revenue growth was primarily driven by higher security-related revenue and higher revenue from business connectivity solutions in the SME segment. On a rebased basis, our B2B business achieved a healthy 7% revenue growth, reflecting the same drivers as mentioned above.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers, (ii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iii) wholesale revenue generated through both our commercial and regulated wholesale businesses, (iv) product activation and installation fees and (v) set-top box sales revenue. Other revenue reached €429.1 million for the full year 2017 (Q4 2017: €116.4 million), up 8% year-on-year driven by the BASE acquisition as per February 11, 2016 and higher wholesale revenue as mentioned above, partially offset by lower revenue related to handset sales. On a rebased basis, our other revenue grew 3% as lower revenue from handset sales and interconnection was more than offset by higher wholesale revenue.

2.2    Expenses

For the full year 2017, we incurred total expenses of €2,078.5 million, representing an increase of 7% compared to the prior year when we incurred total expenses of €1,943.7 million. Our total expenses for the full year 2016 included a €6.0 million nonrecurring benefit following the settlement of our Full MVNO Agreement with Orange Belgium in Q2 2016 as well as €8.3 million of transformation costs linked to the BASE integration. Our total expenses for the full year 2017 included a €29.2 million restructuring charge linked to the accelerated onboarding of our Full MVNO customer base to our own mobile network as announced at the end of October last year. In addition, our total expenses for the full year 2017 reflected (i) a full twelve-month contribution from BASE, (ii) the impact of the SFR Belux acquisition as of June 19, 2017 and (iii) the sale of Ortel as mentioned above.

On a rebased basis, our total expenses for the full year 2017 increased 2% as compared to the prior year as (i) substantially higher depreciation and amortization charges, (ii) the impact of the aforementioned restructuring charge, (iii) higher costs related to outsourced labor and professional services and (iv) increased network operating expenses were almost fully offset by (i) substantially lower indirect costs as a result of our continued focus on tight cost management, (ii) lower MVNO-related costs and costs related to handset sales and subsidies and (iii) lower staff-related expenses. Our total operating expenses represented approximately 82% of our revenue for the full year 2017 (2016: approximately 80%). Cost of services provided as a percentage of our revenue represented approximately 63% of our total revenue for the full year 2017 (2016: approximately 60%), while selling, general and administrative expenses represented approximately 19% of our total revenue for the full year 2017 (2016: approximately 20%).

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In Q4 2017, our total expenses reached €535.7 million, representing a 4% decrease compared to the prior year period when we incurred total expenses of €560.1 million as a 17% increase in sales and marketing expenses and higher costs related to outsourced labor and professional services were more than offset by a 10% decrease in direct costs and 11% lower indirect expenses. On a rebased basis, our total expenses in Q4 2017 showed a 7% decrease as compared to Q4 2016 as (i) higher sales and marketing expenses in the year-end quarter amidst a more promotional market environment, (ii) increased expenses incurred on professional services and (iii) higher network operating costs were more than offset by (i) substantially lower direct costs primarily as a result of the accelerated onboarding of our Full MVNO subscribers to the Telenet mobile network, (ii) continued tight cost control driving a 17% decrease in our indirect expenses, (iii) lower depreciation and amortization charges and (iv) lower staff-related expenses.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €181.4 million for the full year 2017 (Q4 2017: €45.6 million) compared to €162.8 million for the full year 2016 (+11% year-on-year) and primarily reflected the effects of the BASE and SFR Belux acquisitions as mentioned above. On a rebased basis, our network operating expenses increased 3% year-on-year for the full year 2017 as higher license and maintenance fees and higher electricity costs more than offset the decrease in site-related taxes.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, (ii) handset sales and subsidies and (iii) programming and copyrights. For the full year 2017, our direct costs were €593.0 million (Q4 2017: €145.8 million), representing a 2% decrease compared to the prior year despite (i) the aforementioned inorganic impacts from the BASE and SFR Belux acquisitions, (ii) the sale of Ortel and (iii) a €6.0 million one-off favorable impact linked to the settlement of our Full-MNVO Agreement with Orange Belgium in Q2 2016. On a rebased basis, our direct costs for the full year 2017 decreased €28.0 million, or 5%, compared to the prior year driven by (i) substantially lower costs related to handset sales and subsidies, (ii) lower MVNO-related costs linked to the accelerated onboarding of our Full MVNO customers and (iii) lower copyright expenses. Compared to preceding quarters, our direct cost base fell substantially in Q4 2017 driven by lower MVNO-related costs on the back of the accelerated onboarding as mentioned above.

STAFF-RELATED EXPENSES
Staff-related expenses decreased €3.4 million to €255.0 million for the full year 2017 (Q4 2017: €68.7 million) and included a full twelve-month consolidation of BASE and the SFR Belux acquisition. On a rebased basis, staff-related expenses showed a €12.0 million, or 5%, decrease for the full year 2017 driven by lower staffing levels and an increase in capitalized labor driven by the modernization of our fixed and mobile infrastructures.

SALES AND MARKETING EXPENSES
Sales and marketing expenses for the full year 2017 slightly increased to €100.4 million (Q4 2017: €33.7 million) compared to €97.7 million for the prior year despite the aforementioned inorganic impacts. On a rebased basis, our sales and marketing expenses for the full year 2017 remained broadly stable as compared to the prior year despite a 15% increase in Q4 2017 as a result of our year-end marketing campaigns including our revamped "WIGO" line-up and our new BASE postpaid tariff portfolio.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €43.2 million for the full year 2017 (Q4 2017: €12.5 million) compared to €30.9 million for the full year 2016 which included €8.3 million integration and transformation costs related to the BASE acquisition. Excluding these integration costs, the underlying increase in our outsourced labor and professional services costs would have been higher and reflected the recent start of our IT improvement program which is expected to greatly drive digital capabilities going forward. On a rebased basis, costs related to outsourced labor and professional services increased €11.3 million for the the year ended December 31, 2017 on the back of higher outsourced labor costs and the aforementioned IT-related costs.

OTHER INDIRECT EXPENSES
Our other indirect expenses reached €145.2 million for the full year 2017 (Q4 2017: €38.8 million), representing a 6% decrease compared to the prior year period despite the aforementioned inorganic impacts. On a rebased basis, other indirect expenses for the full year 2017 decreased 14% , or €23.0 million, compared to 2016, mainly driven by our continued focus on managing our overhead expenses.

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DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS
Depreciation and amortization, including impairment of long-lived assets and restructuring charges, reached €737.9 million for the full year 2017 (Q4 2017: €181.0 million) compared to €611.6 million in 2016. This increase primarily reflected the impact from recent acquisitions and higher depreciation expenses related to the start of the mobile network upgrade project as announced in August 2016, and IT platforms and systems. In addition, we incurred a €29.2 million non-cash restructuring charge in Q3 2017 linked to the accelerated onboarding of our Full MVNO customers as mentioned earlier.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the full year 2017, net finance expenses totaled €297.4 million compared to €369.9 million of net finance expenses incurred for the full year 2016. A €243.0 million non-cash loss on our derivatives and a €30.3 million higher non-cash loss on the extinguishment of debt following the early redemption of certain debt instruments during the full year 2017 were more than offset by a €245.5 million non-cash foreign exchange gain on our outstanding USD-denominated debt and lower accrued interest expenses as a result of last year's successful refinancings through which we managed to extend the average maturity of our debt and lowered our overall interest expenses. Consequently, our net interest expense, foreign exchange loss and other finance expense decreased 32% from €330.7 million for the full year 2016 to €224.9 million for the full year 2017. For the full year 2017, our net interest income and foreign exchange gain was €246.5 million as compared to €0.4 million in the prior year and included the aforementioned non-cash foreign currency gain.

In Q4 2017, our net finance expenses were €100.6 million as compared to €44.0 million in Q4 last year. Compared to Q4 2016 when we incurred a €123.1 million non-cash gain on our derivatives, we incurred a €50.6 million non-cash loss in the quarter. This was only partially offset by lower accrued interest expenses and a non-cash gain on our outstanding USD-denominated debt exposure.

INCOME TAXES
We recorded income tax expense of €41.7 million (Q4 2017: €3.5 million) for the full year 2017 compared to income tax expense of €43.0 million for the full year 2016, a decrease of 3% year-on-year.

NET PROFIT
We realized a net profit of €113.8 million for the full year 2017 compared to a net profit of €41.6 million in the prior year which was impacted by a €31.0 million impairment charge on an investment in an equity accounted investee following the re-assessment of their strategic long-range plan in Q4 2016. In addition, the 174% increase in our net profit was primarily caused by the aforementioned €245.5 million non-cash foreign exchange gain and substantially lower accrued interest expenses, partially offset by a €243.0 million non-cash loss on our derivatives. For the full year 2017, we achieved a net profit margin of 4.5% compared to a net profit margin of 1.7% for the full year 2016.

In Q4 2017, net profit amounted to €7.5 million compared to a zero net profit in the prior year period, resulting in a net profit margin of 1.2% compared to a zero net profit margin in Q4 2016. The increase in our net profit was primarily driven by a 56% increase in our operating profit, which was partially offset by higher net finances expenses as a result of a higher non-cash loss on our derivatives compared to Q4 2016.

2.4    Adjusted EBITDA

For the full year 2017, we realized Adjusted EBITDA of €1,209.9 million, up 8% compared to the prior year when we produced Adjusted EBITDA of €1,117.1 million. Our Adjusted EBITDA for the full year 2017 included (i) a full-year contribution of BASE versus a partial contribution in 2016 from the February 11, 2016 acquisition date, (ii) the acquisition of SFR Belux as of June 19, 2017 contributing €17.9 million to our Adjusted EBITDA since the acquisition date and (iii) reflected the sale of Ortel as of March 1, 2017, as mentioned above. Our Adjusted EBITDA for the full year 2016 included a €6.0 million nonrecurring favorable impact without which our underlying Adjusted EBITDA growth would have been stronger. On a reported basis, our Adjusted EBITDA margin reached 47.9% for the full year 2017 compared to 46.0% for the full year 2016. As such, we were able to fully absorb a higher proportion of lower-margin premium content revenue and mobile telephony revenue in our revenue mix, including BASE's contribution since the acquisition.

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Compared to the full year 2016, we achieved robust rebased Adjusted EBITDA growth of 6% for the full year 2017, resulting in a 240 basis points margin improvement year-on-year. Growth in our rebased Adjusted EBITDA was supported by (i) substantially lower costs related to handset sales and subsidies relative to last year's promotional activity, (ii) lower MVNO-related costs as a result of the accelerated onboarding of our Full MVNO customers, (iii) lower integration and transformation costs linked to the BASE acquisition as compared to 2016 and (iv) tight cost control, including a continued focus on our overhead and indirect expenses.

In Q4 2017, our Adjusted EBITDA reached €298.7 million, representing a 11% increase compared to the prior year period when our Adjusted EBITDA was €269.3 million and including a full quarter contribution from SFR Belux (€7.7 million) as mentioned above. On a rebased basis, we achieved a robust 9% increase in our Adjusted EBITDA in the fourth quarter. Our Adjusted EBITDA growth in the quarter was driven by (i) substantially lower direct costs as a result of the accelerated onboarding of our Full MVNO customers to the Telenet network with approximately 90% onboarded as per December 31, 2017, (ii) continued tight cost control driving a 17% decrease in our indirect expenses and (iii) lower staffing-related expenses. In Q4 2017, we achieved an Adjusted EBITDA margin of 46.4% representing an improvement of 340 basis points compared to Q4 2016 on a rebased basis.

Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2017	2016	Change %	2017	2016	Change %

Profit for the period	7.5	—	—%	113.8	41.6	174%

Income tax expense (benefit)	3.5	(3.2)	N.M.	41.7	43.0	(3)%
Share of the result of equity accounted investees	(3.5)	(2.7)	30%	(3.3)	(0.1)	N.M.
Impairment of an investment in an equity accounted investee	—	31.0	—%	—	31.0	—%
Net finance expense	100.6	44.0	129%	297.4	369.9	(20)%
Depreciation, amortization and impairment	179.8	194.8	(8)%	706.6	609.1	16%

EBITDA	287.9	263.9	9%	1,156.2	1,094.5	6%

Share based compensation	9.1	3.7	146%	19.7	11.7	68%
Operating charges related to acquisitions or divestitures	0.5	1.3	(62)%	2.7	8.4	(68)%
Restructuring charges	1.2	0.4	200%	31.3	2.5	N.M.

Adjusted EBITDA	298.7	269.3	11%	1,209.9	1,117.1	8%
Adjusted EBITDA margin	46.4%	42.8%		47.9%	46.0%
Net profit margin	1.2%	—%		4.5%	1.7%

N.M. - Not Meaningful

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the full year 2017, our operations yielded €831.6 million of net cash compared to the €749.1 million we generated during the prior year. The net cash from our operating activities for the full year 2017 reflected the inorganic impacts from the BASE and SFR Belux acquisitions and the sale of Ortel as of March 1, 2017 as mentioned above, while the 2016 net cash from our operating activities included a €23.5 million cash outflow following a favorable contract renegotiation and the payment of €18.7 million of ticking fees linked to the BASE acquisition. Excluding the latter two nonrecurring impacts, our operations generated a healthy cash flow growth in 2017 as compared to 2016 driven by (i) robust underlying Adjusted EBITDA growth as mentioned above, (ii) €23.0 million lower cash interest expenses as a result of our recent refinancing transactions, partially offset by the cash interest expenses incurred on the SFR Belux acquisition financing and a growing proportion of short-term liabilities from our vendor financing platform and (iii) an improved trend in our working capital,

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partially offset by €44.3 million higher cash taxes paid which included a €20.0 million cash tax prepayment as referred to below.
In Q4 2017, we achieved a net operating cash flow of €161.8 million, representing a 30% decrease compared to the prior year period as robust growth in our Adjusted EBITDA was more than offset by a temporary negative trend in our working capital due to elevated year-end payments and higher cash interest expenses due to timing variances as a result of the December 2017 refinancing. Finally, we also settled €21.9 million of cash taxes in Q4 2017, which included a €20.0 million prepayment of 2017 taxes that would have been due in 2019 if not repaid.
NET CASH USED IN INVESTING ACTIVITIES
We used €841.0 million of net cash in investing activities for the full year 2017 (Q4 2017: €103.5 million of net cash used in investing activities) including the acquisition of SFR Belux as of June 19, 2017 and cash payments for our capital expenditures, including cash payments for both the Jupiler Pro League and the UK Premier League football broadcasting rights. Our net cash used in investing activities for the full year 2016 represented €1,660.2 million, including the acquisition of BASE as of February 11, 2016. In Q3 2016, we implemented a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the full year 2017, we acquired €144.4 million of assets through capital-related vendor financing (2016: €28.5 million), of which €55.7 million was recorded in Q4 2017 (Q4 2016: €21.2 million), favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
NET CASH FROM FINANCING ACTIVITIES
The net cash used in financing activities was €50.7 million for the full year 2017 compared to €733.0 million of net cash from financing activities for full year 2016 when our net cash from financing activities was impacted by debt borrowings related to the BASE acquisition in February 2016 and payments of respectively €10.7 million and €9.9 million linked to the early termination of certain derivative financial contracts and the call premium for the voluntary Senior Secured Notes repayment. The net cash used in financing activities for the full year 2017 reflected the impacts from our refinancing transactions in the second and fourth quarter of 2017 (see 2.6 - Debt profile) and continued additions to our vendor financing program which are recorded as short-term liabilities on our balance sheet. In addition, we incurred €34.3 million of financing-related fees for the full year 2017 and a €19.1 million make-whole premium linked to the early redemption of our 6.25% €450.0 million Senior Secured Notes due 2022. In the full year 2017, we also spent €31.7 million on share repurchases under the Share Repurchase Program 2017, net of the sale of treasury shares following the exercise of certain stock options. The remainder of the net cash from financing activities primarily consisted of capital lease repayments and other financial payments.
In Q4 2017, the net cash used in financing activities amounted to €56.2 million as compared to net cash used in financing activities of €22.0 million in Q4 last year. Net cash used in financing activities in Q4 2017 was predominantly impacted by a final €45.0 million repayment of our outstanding commitments under our revolving credit facilities following the SFR Belux acquisition and €16.0 million of debt issuance costs incurred for the December 2017 refinancing, which included the issuance of both € and USD-denominated 10-year Senior Secured Notes.
ADJUSTED FREE CASH FLOW
For the full year 2017, we generated Adjusted Free Cash Flow of €381.8 million, which was up 44% compared to the full year 2016 when our Adjusted Free Cash Flow was impacted by a nonrecurring €23.5 million cash outflow following a favorable contract renegotiation and the payment of €18.7 million of ticking fees linked to the BASE acquisition. Excluding the latter two impacts, the underlying growth in our Adjusted Free Cash would have been lower. On top of robust Adjusted EBITDA growth and lower cash interest expenses, our Adjusted Free Cash Flow in 2017 was predominantly driven by increases in our vendor financing program which we started in Q3 2016. As a result, we were able to more than offset a €44.3 million headwind from higher cash taxes and the temporary negative trend in our working capital in Q4 2017.
In Q4 2017, we delivered a modest €36.4 million of Adjusted Free Cash Flow as compared to €99.1 million in the prior year period. Compared to Q4 2016, our Adjusted Free Cash Flow decreased 63% in Q4 2017 as a result of a negative €64.0 million trend in our working capital due to elevated year-end payments and the aforementioned €20.0 million cash tax prepayment. These elements were only partially offset by robust Adjusted EBITDA growth and increases in our vendor financing platform.

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2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of December 31, 2017, we carried a total debt balance (including accrued interest) of €4,823.9 million, of which €2,211.8 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from 2024 through 2028 and €1,811.4 million principal amount is owed under our 2017 Amended Senior Credit Facility. Our total debt balance at December 31, 2017 also included €262.6 million of short-term debt related to our vendor financing program and €16.3 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
In April 2017, we successfully syndicated and priced a new €1.33 billion Term Loan facility ("Facility AH") due on March 31, 2026 and a new USD 1.8 billion Term Loan facility ("Facility AI") due on June 30, 2025. Facility AH carries a margin of 3.0% over EURIBOR with a 0% floor and was issued at 99.75% of par. Facility AI carries a margin of 2.75% over LIBOR with a 0% floor and was issued at 99.75% of par. The net proceeds of these issuances were used in May 2017 to entirely prepay the following credit facilities under our 2015 Amended Senior Credit Facility: (i) Facility AE (€1.6 billion due January 2025, EURIBOR +3.25%, 0% floor), and (ii) Facility AF (USD 1.5 billion due January 2025, LIBOR + 3.00%, 0% floor).
In May 2017, we successfully issued an additional USD 500.0 million Term Loan (“Facility AI2”). Facility AI2 carries the same characteristics as the initial Facility AI which was issued on April 4, 2017. As such, Facility AI2 carries (i) a margin of 2.75% over LIBOR, (ii) a 0% floor and (iii) a maturity of June 30, 2025. Term Loan AI2 was issued at par and has been merged into the initial Facility AI. The net proceeds were used mid-June 2017 to prepay the 6.25% €450.0 million Senior Secured Notes due August 2022. Through the two aforementioned transactions, we succeeded in extending the average tenor of our debt maturities at attractive market conditions, while locking in long-term attractive interest rates.
In June 2017, we drew €210.0 million under our revolving credit facilities to partially fund the acquisition of SFR Belux of which €120.0 million under our RCF Z and the remaining €90.0 million under our longer-dated RCF AG. In Q3 and Q4 2017, we used our excess cash balance to fully repay the drawn commitments under the aforementioned revolving credit facilities, while we also cancelled the freed commitments under our short-dated RCF Z.
ln December 2017, we successfully issued €600.0 million and USD 1.0 billion Senior Secured Fixed Rate Notes due 2028 at par. The Notes will mature on March 1, 2028 and carry a fixed coupon of 3.50% and 5.50%, for the €-denominated Notes and USD-denominated Notes respectively, due on a semi-annual basis as of mid-January 2018. On the back of strong investor demand, Telenet was able to significantly upsize both the €-denominated and USD-denominated Notes from the €500.0 million and USD 750.0 million initial size, as such successfully tapping the USD high-yield market for the first time. In addition, we successfully syndicated a new €730.0 million Term Loan facility (“Facility AM”) and a new USD 1.3 billion Term Loan facility (“Facility AL”), due respectively on December 15, 2027 and March 1, 2026. Facility AL carries a margin of 2.50% over LIBOR with a 0% floor and was issued at par. Facility AM carries a margin of 2.75% over EURIBOR with a 0% floor and was issued at par. The net proceeds from these four new facilities were used to entirely prepay the following credit facilities under its Senior Credit Facility: (i) Facility AH (€1.33 billion due March 2026, EURIBOR +3.00%, 0% floor); and (ii) Facility AI (USD 2.3 billion due June 2025, LIBOR + 2.75%, 0% floor). Through this transaction, we succeeded in extending the average tenor of our debt maturities from 8.1 years pre-refinancing to 9.4 years post-refinancing at attractive rates, while ensuring increased covenant flexibility going forward.
In December 2017, we also entered into a new three-year €20.0 million revolving credit facility with availability up to September 30, 2021. This new revolving credit facility can be used for general corporate purposes of our group and carries a margin of 2.0% over EURIBOR (0% floor).
We face no debt maturities prior to August 2024 and as of December 31, 2017, have full access to €445.0 million of undrawn commitments under our revolving credit facilities with certain availabilities up to June 30, 2023.

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DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at December 31, 2017.
Exhibit 2: Debt maturity table as of December 31, 2017

	Total Facility as per		Drawn amount		Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2017
	(€ in millions)
2017 Amended Senior Credit Facility
Term Loan AL	1,081.4		1,081.4		—	March 1, 2026	Floating | 6-month LIBOR (0% floor) + 2.50%	Semi-annual (Jan. and July)
Term Loan AM	730.0		730.0		—	December 15, 2027	Floating | 6-month EURIBOR (0% floor) + 2.75%	Semi-annual (Jan. and July)
Revolving Credit Facility (Facility AG)	400.0		—		400.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Monthly

Senior Secured Fixed Rate Notes
€250 million Senior Secured Notes due 2024 (Facility V)	250.0		250.0		—	August 15, 2024	Fixed | 6.75%	Semi-annual (Feb. and Aug.)
€530 million Senior Secured Notes due 2027 (Facility AB)	530.0		530.0		—	July 15, 2027	Fixed | 4.875%	Semi-annual (Jan. and July)
€600 million Senior Secured Notes due 2028 (Facility AK)	600.0	600.0	600.0	600.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	831.8	831.8	831.8	831.8	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	—	20.0	20.0	September 30, 2021	Floating | 1-month EURIBOR (0% floor) + 2.00%	Monthly
Overdraft Facility	25.0	—	—		25.0	December 31, 2018	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Total notional amount	4,468.2		4,023.2		445.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At December 31, 2017, we held €39.1 million of cash and cash equivalents compared to €99.2 million at December 31, 2016. To minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions. The marked decrease in our cash balance compared to December 31, 2016 was primarily due to the June 2017 acquisition of SFR Belux for which we drew €210.0 million under our revolving credit facilities and settled the remainder through available cash and cash equivalents. By the beginning of the fourth quarter of 2017, we had used our excess cash balance to fully repay the drawn commitments under our revolving credit facilities. In addition, we incurred €34.3 million of financing-related fees for the full year 2017 and a €19.1 million make-whole premium linked to the early redemption of our 6.25% €450.0 million Senior Secured Notes due 2022. Finally, we also spent €31.7 million on share repurchases within the framework of our Share Repurchase Program 2017, net of the sale of treasury shares. At December 31, 2017, we had access to €445.0 million of available commitments under our revolving credit facilities, subject to compliance with the covenants mentioned below.
NET LEVERAGE RATIO
The outstanding balance of our consolidated total borrowings and total cash and cash equivalents - as defined under our 2017 Amended Senior Credit Facility ("net covenant leverage") - resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.2x at December 31, 2017 (December 31, 2016: 3.5x). As per our 2017 Amended Senior Credit Facility, the Consolidated Annualized EBITDA includes certain unrealized OPEX synergies with regards to both the BASE and SFR Belux acquisitions, while Net Total Debt excludes both lease-related liabilities and vendor financing-related short-term

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liabilities. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. Excluding the aforementioned unrealized OPEX synergies and including all other short-term and long-term liabilities on our balance sheet, our net total leverage ratio as per December 31, 2017 reached 3.9x.
2.7    Capital expenditures

Accrued capital expenditures reached €729.2 million for the full year 2017, representing approximately 29% of our revenue versus approximately 26% for the full year 2016. Our accrued capital expenditures for the full year 2016 reflected the recognition of the non-exclusive Jupiler Pro League broadcasting rights for the previous 2016-2017 season and the extension of the exclusive UK Premier League broadcasting rights for three seasons as of the 2016-2017 season. Our accrued capital expenditures for the full year 2017 reflected the renewal of the non-exclusive Jupiler Pro League broadcasting rights for three seasons as of the current 2017-2018 season. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the season progresses. Excluding football broadcasting rights in both periods, our underlying accrued capital expenditures as a proportion of revenue represented approximately 25% and approximately 22% for the full year 2017 and the full year 2016, respectively.

Set-top box related capital expenditures for the full year 2017 represented €24.0 million (Q4 2017: €6.7 million), which marked a modest 3% decrease compared to the prior year driven by lower enhanced video subscriber growth on a gross basis and higher churn due to the intensely competitive environment. For the full year 2017, set-top box related capital expenditures represented approximately 4% of our total accrued capital expenditures, excluding the aforementioned recognition of the Belgian football broadcasting rights.

Capital expenditures for customer installations totaled €67.7 million for the full year 2017 (Q4 2017: €17.5 million), or approximately 11% of total accrued capital expenditures excluding the recognition of the Belgian football broadcasting rights, as compared to €73.3 million in the prior year. The 8% year-on-year decrease in our customer installations capital expenditures reflected lower gross sales for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony compared to last year and increased efficiencies in our install processes.

As in recent quarters, the vast majority of our capital expenditures continue to be geared towards targeted investments in both our fixed and mobile infrastructures, aimed at building the converged network of the future and allowing us to advance MVNO-related synergies by onboarding our Full MVNO subscribers to the Telenet mobile network. At the end of December 2017, we had modernized approximately 87% of our macro sites and were able to onboard approximately 90% of our Full MVNO customers to the Telenet mobile network with a firm commitment to complete the onboarding by the end of Q1 this year. Accrued capital expenditures for network growth and upgrades amounted to €295.7 million for the full year 2017 (Q4 2017: €85.2 million), and represented approximately 47% of total accrued capital expenditures, excluding the recognition of the Belgian football broadcasting rights.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €341.9 million for the full year 2017 (Q4 2017: €85.8 million) compared to €278.1 million million for the full year 2016 and were impacted by the recognition of the Jupiler Pro League broadcasting rights in Q3 2017. The above implies that approximately 62% of our accrued capital expenditures for the full year 2017 were scalable and subscriber growth related, excluding the recognition of the Belgian football broadcasting rights. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

In Q4 2017, our accrued capital expenditures were €195.1 million as compared to €209.2 million in Q4 last year and equivalent to around 30% of our revenue for the quarter. Approximately 56% of our Q4 2017 accrued capital expenditures were scalable and subscriber growth related with network-related investments alone representing around 44% of our total accrued capital expenditures in the quarter, which is in line with our aforementioned investment strategy.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	17

3    Outlook and other information

3.1    Outlook

In April 2016, we presented our Vision 2020 strategy to be the leading converged connected entertainment and business solutions provider in Belgium. The targeted and complementary acquisitions of (i) the nationwide mobile operator BASE Company NV in February 2016, (ii) SFR's Brussels and Luxembourg-based cable business ("SFR Belux") in June 2017 and (iii) the leading B2B integrator Nextel more recently (pending regulatory approval from the relevant competition authorities) demonstrate that we are on track to deliver on our strategy. Furthermore, we remain focused on providing a great product and service experience to our customers through superfast and reliable fixed and mobile connectivity solutions, complemented with our innovative all-in-on converged "WIGO" bundles and a leading 360 degree premium entertainment experience. In April 2016, we also painted a medium-term profitability outlook for our business, targeting a 5-7% rebased Adjusted EBITDA CAGR over the 2015-2018 timeframe. As 2018 will be the final year within this medium-term guidance framework, we are pleased to report we are well on track to deliver as mentioned below.

For the full year 2018, we anticipate stable revenue growth on a rebased basis. Our full year 2017 revenue and Adjusted EBITDA have been rebased to take into account (i) a full twelve-month contribution from SFR Belux (as opposed to 6.5 months actually reported in 2017), (ii) the transfer of both JIM Mobile and Mobile Vikings to MEDIALAAN, which was a regulatory prerequisite from the European Commission in 2016 for the BASE acquisition, (iii) the impacts from the new IFRS 15 accounting framework and (iv) the sale of Ortel. Our 2018 outlook does not yet capture the impacts from the Nextel acquisition as this is pending regulatory approval as mentioned above. Our rebased top line growth will continue to be impacted by certain adverse regulatory headwinds and the intensely competitive environment, which will be partially offset by solid growth in our underlying cable subscription revenue and a higher contribution from our B2B business and commercial MVNO partnerships.

Having delivered a solid 6% rebased Adjusted EBITDA growth in 2017 (versus our mid-single-digit outlook) on the back of certain advanced synergies related to the BASE acquisition, we are targeting a robust 7-8% Adjusted EBITDA(a) growth on a rebased basis for 2018. Our full year Adjusted EBITDA(a) will be positively influenced by the continued synergies from the BASE acquisition, including lower Full MVNO-related costs as we aim to complete the full onboarding of our Full MVNO subscribers to the Telenet network at the end of Q1 2018. In addition, we will continue to focus on carefully managing our overhead expenses and indirect spend. Given the estimated 2018 rebased Adjusted EBITDA(a) growth, we are now targeting an improved Adjusted EBITDA(a) CAGR of 6-7% over the 2015-2018 period versus 5-7% previously (2015 rebased Adjusted EBITDA of €1,096.6 million).

As far as our accrued capital expenditures are concerned, 2018 will be the final full year in our investment cycle characterized by relatively high investments on the back of (i) our five-year €500.0 million "Grote Netwerf" HFC network upgrade program, (ii) our €250.0 million investment in the modernization of our acquired mobile network, (iii) a full-year inclusion of SFR Belux, including on-top investments to improve the customer experience in Brussels and Wallonia, and (iv) the start of our IT platform upgrade plan, leading to additional innovative digital capabilities and cost opportunities going forward. Having upgraded approximately 67% of our cable nodes at the end of 2017, we continue to be on track to complete our "Grote Netwerf" project by mid-2019 as communicated before. As for our mobile network, we succeeded in modernizing approximately 87% of our macro sites at the end of 2017 with incremental spend to be substantially completed by mid-2018. Consequently, we are targeting our accrued capital expenditures to represent around 26% of our revenue for the full year 2018, with a firm commitment to decrease our accrued capital expenditure levels as of 2019.

Finally, we expect a healthy growth in our Adjusted Free Cash Flow(b) for 2018 to €400.0-420.0 million driven by (i) robust Adjusted EBITDA(a) growth as mentioned above, partially offset by higher capital expenditures, (ii) lower cash interest expenses as a result of the December 2017 refinancing and (iii) continued growth in our vendor financing platform through which we are able to extend payment terms for certain strategic suppliers.

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2018 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	18

Exhibit 3: Outlook FY 2018

Outlook FY 2018
Revenue (rebased)	Stable (FY 2017 rebased: €2,530.1 million)
Adjusted EBITDA growth(a) (rebased)	7-8% (FY 2017 rebased: €1,215.3 million)
Accrued capital expenditures, as a % of revenue	Around 26%(b)
Adjusted Free Cash Flow(c)	€400.0 - 420.0 million(d)

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) Excluding the recognition of football broadcasting rights and mobile spectrum licenses.
(c) A reconciliation of our Adjusted Free Cash Flow guidance for 2018 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(d) Assuming the tax payment on our 2017 tax return (excluding the tax prepayment of Q4 2017) will not occur until early 2019.

3.2    Shareholder remuneration

The board of directors has decided to redefine the Company’s leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized EBITDA. Going forward, the newly defined leverage framework will be based on net total leverage as opposed to net covenant leverage currently. At 3.9x net total leverage at December 31, 2017, the Company remains within the mid-point of the range.

Given the Company’s strong delivery towards its 2015-2018 rebased Adjusted EBITDA outlook, the board of directors acknowledges the Company’s potential deleveraging profile. The board of directors has considered different forms of shareholder remuneration in view of the Company’s full year results, balance sheet and leverage framework, but has for now not decided on any other form of distribution with the exception of the Share Repurchase Program 2018 as mentioned below. The board of directors will continue to assess potential shareholder distributions throughout the course of the year, as mentioned above.

Currently, the board of directors has authorized a share buy-back program of up to €75.0 million (the “Share Repurchase Program 2018”), effective as of February 13, 2018. Under this program, Telenet may acquire from time to time its common stock, for a maximum of 1.1 million shares or a maximum consideration of €75.0 million, up to December 31, 2018. The share repurchases will be conducted under the terms and conditions approved by the extraordinary general shareholders’ meeting of the Company of April 30, 2014 and will be used to cover the outstanding obligations under the Company's share option plans.

3.3    Subsequent events

Nethys and Telenet sign major partnership deal to deliver the VOOmobile offering
On February 6, 2018, cable operator Nethys SA, which operates under the VOO brand, and Telenet Group BVBA., a wholly-owned subsidiary of Telenet Group Holding NV (hereinafter "Telenet") announced that they have concluded an MVNO partnership for the next five years. Since 2013, VOO has been offering its customers mobile services through an agreement with Telenet through Orange Belgium’s Full MVNO Arrangement signed at the time by Telenet BVBA. This agreement is set to end in December 2018. As Telenet now operates its own mobile network following the BASE acquisition in 2016, the new partnership will be operated across the Telenet network, instead of the Orange network. Under the terms of this new contract, VOOmobile customers will soon be leaving the Orange mobile network to be accommodated on that of Telenet. All VOOmobile customers will be transferred to the Telenet network during the course of 2018. The contract extends the collaboration between the two companies until 31 December 2023.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	19

Board of Telenet Group Holding NV nominates Amy Blair and Severina Pascu to be elected at Telenet’s AGM
Telenet Group Holding NV announces that Ms Amy Blair, Senior Vice President and Chief People Officer at Liberty Global and Ms Severina Pascu, Chief Operating Officer of Liberty Global Central Europe and Managing Director of Liberty Global Central Eastern Europe have been nominated to be elected as directors of Telenet Group Holding NV at the upcoming general shareholders meeting of 25 April next. Ms Amy Blair and Ms Severina Pascu will replace the current directors Ms Suzanne Schoettger and Ms Dana Strong who will pursue other professional activities.

Amy Blair (51) is the Senior Vice President and Chief People Officer for Liberty Global. In this capacity, she is responsible for the Global People Function, including developing and implementing programs and policies which address employment and retention, compensation and benefits, organizational structure, talent and development, employee engagement, and compliance with applicable federal, state and local laws. In addition, Ms Blair oversees Liberty Global’s leadership initiatives to create greater alignment and deliver efficiencies throughout the operations. Ms Blair is an executive officer of Liberty Global and sits on Liberty Global’s Executive Leadership Team. Amy Blair holds a Masters of Business Administration from the University of Denver and a Bachelor of Arts from The Colorado College.

Severina Pascu (45) serves as the Chief Operating Officer (COO) for Liberty Global’s Central Europe Group since 2017 and is combining that position with her role as Managing Director of Liberty Global’s Central Eastern Europe Group since 2015.
Before, Ms Pascu served as Chief Financial Officer of UPC Romania from 2008 and became CEO in 2010. Between 2005 and 2008, she held the position of Manager in CAIB Romania, one of the main investment banks in Central Europe. Between 2000 and 2005, Ms Pascu was part of the management of the American cable telecommunication company Metromedia International. Ms Pascu started her career in 1996 in KPMG Romania and then continued in Great Britain. Severina Pascu graduated from the Bucharest Academy of Economic Studies.

The Board of Directors and the management of Telenet would like to express their gratitude to Miss Suzanne Schoettger and Miss Dana Strong for their outstanding expertise and dedication which have been of great value for the company. Telenet wishes them both the best in pursuing their upcoming professional activities. Telenet would also like to thank Ms Blair and Ms Pascu for their commitment to the company.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises, represented by Filip De Bock, has confirmed that the audit procedures, which have been substantially completed, have not revealed any material misstatement in the accounting information, included in this press release.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	20

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended December 31,	2017	2016	Change %

Total Services - Combined Network

Homes passed (13)	3,317,100	2,987,600	11%

Video
Basic video (6)	244,700	284,600	(14)%
Enhanced video (7)	1,786,600	1,732,900	3%
Total video	2,031,300	2,017,500	1%

Internet
Residential broadband internet	1,512,200	1,481,700	2%
Business broadband internet	161,900	120,000	35%
Total broadband internet (8)	1,674,100	1,601,700	5%

Fixed-line telephony
Residential fixed-line telephony	1,197,200	1,168,100	2%
Business fixed-line telephony	105,400	87,300	21%
Total fixed-line telephony (9)	1,302,600	1,255,400	4%

Total RGUs (14)	5,008,000	4,874,600	3%

Churn (15)

Video	9.4%	7.9%
Broadband internet	9.4%	7.8%
Fixed-line telephony	10.5%	8.8%

Customer relationship information

Triple-play customers	1,185,200	1,134,100	5%
Total customer relationships (11)	2,190,400	2,149,300	2%
Services per customer relationship (11)	2.29	2.27	1%
ARPU per customer relationship (in € / month) (11) (12)	55.1	54.0	2%

As of and for the three months ended December 31,	2017	2016	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,288,600	2,111,100	8%
Prepaid subscribers	515,200	880,800	(42)%
Total mobile subscribers (10)	2,803,800	2,991,900	(6)%

Our Q4 2017 end-of-period mobile subscriber count reflected (i) the impact of the sale of Ortel to Lycamobile as of March 1, 2017, (ii) the impact from the mandatory prepaid registration as of June 7, 2017 and (iii) the transfer of JIM Mobile to MEDIALAAN in Q4 2017. As such, in Q1 2017, Q2 2017 and Q4 2017, we removed 157,900, 53,300 and 129,100 mobile subscribers, respectively, from our subscriber count.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	21

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated financial statements

5.1	EU IFRS condensed consolidated statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2017	2016	Change %	2017		2016	Change %
Profit for the period
Revenue

Revenue	643.8	629.2	2%	2,528.1		2,429.1	4%

Expenses

Cost of services provided	(402.3)	(428.3)	(6%)	(1,592.5)		(1,449.9)	10%

Gross profit	241.5	200.9	20%	935.6		979.2	(4%)

Selling, general & administrative expenses	(133.4)	(131.8)	1%	(486.0)		(493.8)	(2%)

Operating profit	108.1	69.1	56%	449.6		485.4	(7%)

Finance income	36.2	123.2	(71%)	246.5		6.5	N.M.
Net interest income and foreign exchange gain	36.2	0.1	N.M.	246.5		0.4	N.M.
Net gain on derivative financial instruments	—	123.1	(100%)	—		6.1	(100%)
Finance expenses	(136.8)	(167.2)	(18%)	(543.9)		(376.4)	45%
Net interest expense, foreign exchange loss and other finance expenses	(56.9)	(138.4)	(59%)	(224.9)		(330.7)	(32%)
Net loss on derivative financial instruments	(50.6)	—	—%	(243.0)		—	—%
Loss on extinguishment of debt	(29.3)	(28.8)	2%	(76.0)		(45.7)	66%
Net finance expense	(100.6)	(44.0)	129%	(297.4)		(369.9)	(20%)
Share of the result of equity accounted investees	3.5	2.7	30%	3.3		0.1	N.M.
Impairment of an investment in an equity accounted investee	—	(31.0)	(100%)	—		(31.0)	(100%)

Profit (loss) before income tax	11.0	(3.2)	N.M.	155.5		84.6	84%

Income tax benefit (expense)	(3.5)	3.2	N.M.	(41.7)		(43.0)	(3%)

Profit for the period	7.5	—	—%	113.8		41.6	174%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	1.2	(5.5)	N.M.	1.2		(5.5)	N.M.
Deferred tax	—	—	—%	—		—	—%
Other comprehensive income (loss) for the period, net of income tax	1.2	(5.5)	N.M.	1.2		(5.5)	N.M.

Total comprehensive income (loss) for the period	8.7	(5.5)	N.M.	115.0		36.1	219%

Profit attributable to:	7.5	—	—%	113.8	0.000001	41.6	174%
Owners of the Company	7.5	—	—%	112.2		41.6	170%
Non-controlling interests	—	—	—%	1.6		—	—%

Total comprehensive income (loss) for the period, attributable to:	8.7	(5.5)	N.M.	115.0		36.1	219%
Owners of the Company	8.7	(5.5)	N.M.	113.4		36.1	214%
Non-controlling interests	—	—	—%	1.6		—	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	22

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2017	2016	Change %	2017	2016	Change %
Weighted average shares outstanding	115,345,715	115,472,902		115,424,079	115,829,407
Basic earnings per share	0.06	—		0.97	0.36
Diluted earnings per share	0.06	—		0.97	0.36

Revenue by Nature

Subscription revenue:
Video	149.2	141.0	6%	581.5	565.5	3%
Broadband internet	153.7	145.8	5%	606.8	571.5	6%
Fixed-line telephony	59.7	60.5	(1%)	239.6	243.0	(1%)
Cable subscription revenue	362.6	347.3	4%	1,427.9	1,380.0	3%
Mobile telephony	129.1	142.7	(10%)	536.9	530.6	1%
Total subscription revenue	491.7	490.0	—%	1,964.8	1,910.6	3%
Business services	35.7	31.7	13%	134.2	122.3	10%
Other	116.4	107.5	8%	429.1	396.2	8%
Total Revenue	643.8	629.2	2%	2,528.1	2,429.1	4%

Expenses by Nature

Network operating expenses	(45.6)	(43.3)	5%	(181.4)	(162.8)	11%
Direct costs (programming, copyrights, interconnect and other)	(145.8)	(162.8)	(10%)	(593.0)	(607.8)	(2%)
Staff-related expenses	(68.7)	(70.9)	(3%)	(255.0)	(258.4)	(1%)
Sales and marketing expenses	(33.7)	(28.8)	17%	(100.4)	(97.7)	3%
Outsourced labor and Professional services	(12.5)	(10.3)	21%	(43.2)	(30.9)	40%
Other indirect expenses	(38.8)	(43.8)	(11%)	(145.2)	(154.4)	(6%)
Restructuring charges	(1.2)	(0.4)	200%	(31.3)	(2.5)	N.M.
Operating charges related to acquisitions or divestitures	(0.5)	(1.3)	(62%)	(2.7)	(8.4)	(68%)
Share-based payments granted to directors and employees	(9.1)	(3.7)	146%	(19.7)	(11.7)	68%
Depreciation	(122.0)	(128.2)	(5%)	(470.3)	(394.0)	19%
Amortization	(45.3)	(45.5)	—%	(178.6)	(159.0)	12%
Amortization of broadcasting rights	(19.8)	(17.4)	14%	(65.1)	(55.8)	17%
Impair of long-lived assets - Intangible	3.0	(5.4)	N.M.	3.0	(5.4)	N.M.
Gain on disposal of subsidiaries	1.3	1.7	(24%)	4.4	5.1	(14%)
Impairment of long-lived assets - Property and equipment	3.0	—	—%	—	—	—%

Total Expenses	(535.7)	(560.1)	(4%)	(2,078.5)	(1,943.7)	7%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	23

5.2    EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2017	2016	Change %	2017	2016	Change %

Cash flows from operating activities
Profit for the period	7.5	—	—%	113.8	41.6	174%
Depreciation, amortization, impairment and restructuring charges	181.0	195.0	(7%)	737.9	611.6	21%
Working capital changes and other non cash items	(64.0)	(3.4)	N.M.	(14.7)	(24.8)	(41%)
Income tax expense (benefit)	3.5	(3.2)	N.M.	41.7	43.0	(3%)
Net interest expense, foreign exchange loss and other finance expenses	20.7	138.3	(85%)	(21.6)	330.3	N.M.
Net loss on derivative financial instruments	50.6	(123.1)	N.M.	243.0	(6.1)	N.M.
Loss on extinguishment of debt	29.3	28.8	2%	76.0	45.7	66%
Impairment of an investment in an equity accounted investee	—	31.0	(100%)	—	31.0	(100%)
Cash interest expenses and cash derivatives	(44.9)	(32.6)	38%	(208.2)	(231.2)	(10%)
Income taxes paid	(21.9)	—	—%	(136.3)	(92.0)	48%

Net cash from operating activities	161.8	230.8	(30%)	831.6	749.1	11%

Cash flows from investing activities
Purchases of property and equipment	(58.9)	(118.1)	(50%)	(294.9)	(303.4)	(3%)
Purchases of intangibles	(71.7)	(15.2)	372%	(185.0)	(178.6)	4%
Acquisition of other investments	(0.6)	—	—%	(2.6)	(1.8)	44%
Acquisition of subsidiary, net of cash acquired	21.9	—	—%	(367.4)	(1,180.5)	(69%)
Acquisition of and loans to equity accounted investees	—	0.1	(100%)	—	(0.5)	(100%)
Proceeds from sale of property and equipment	5.8	0.7	729%	8.9	4.6	93%
Purchase of broadcasting rights for resale purposes	(2.5)	(0.1)	N.M.	(5.2)	(0.4)	N.M.
Proceeds from the sale of broadcasting rights for resale purposes	2.5	0.1	N.M.	5.2	0.4	N.M.

Net cash used in investing activities	(103.5)	(132.5)	(22%)	(841.0)	(1,660.2)	(49%)

Cash flows from financing activities
Repayments of loans and borrowings	(81.6)	(2,979.9)	(97%)	(999.1)	(4,091.9)	(76%)
Proceeds from loans and borrowings	44.7	2,987.1	(99%)	1,055.0	4,973.7	(79%)
Repurchase of own shares	(6.6)	—	—%	(61.6)	(47.8)	29%
Sale of own shares	3.8	0.5	660%	29.9	0.5	N.M.
Payments for early termination of derivative financial instruments	—	—	—%	—	(10.7)	(100%)
Payments for early termination of loans and borrowings	—	—	—%	(19.1)	(9.9)	93%
Payments for debt issuance costs	(16.0)	(20.2)	(21%)	(34.3)	(48.4)	(29%)
Other financing activities (incl. finance leases)	(0.5)	(9.5)	(95%)	(21.5)	(32.5)	(34%)

Net cash from (used in) financing activities	(56.2)	(22.0)	155%	(50.7)	733.0	N.M.

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	37.0	22.9	62%	99.2	277.3	(64%)
Cash at end of period	39.1	99.2	(61%)	39.1	99.2	(61%)

Net cash generated (used)	2.1	76.3	(97%)	(60.1)	(178.1)	(66%)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	24

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2017	2016	Change %	2017	2016	Change %

Adjusted Free Cash Flow
Net cash from operating activities	161.8	230.8	(30%)	831.6	749.1	11%
Cash payments for direct acquisition and divestiture costs	3.1	—	—%	3.4	9.6	(65%)
Expenses financed by an intermediary	44.7	6.2	N.M.	107.7	6.2	N.M.
Purchases of property and equipment	(58.9)	(118.1)	(50%)	(294.9)	(303.4)	(3%)
Purchases of intangibles	(71.7)	(15.2)	372%	(185.0)	(178.6)	4%
Principal payments on amounts financed by vendors and intermediaries	(37.1)	—	—%	(61.1)	—	—%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.5)	(0.4)	25%	(1.8)	(1.8)	—%
Principal payments on post acquisition additions to network leases	(5.0)	(4.2)	19%	(18.1)	(15.3)	18%

Adjusted Free Cash Flow	36.4	99.1	(63%)	381.8	265.8	44%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	25

5.3    EU IFRS condensed consolidated statement of financial position
(unaudited)

(€ in millions)	December 31,	December 31,	Change
	2017	2016

ASSETS
Non-current Assets:
Property and equipment	2,146.3	2,046.8	99.5
Goodwill	1,848.4	1,540.9	307.5
Other intangible assets	712.2	709.2	3.0
Deferred tax assets	236.6	135.5	101.1
Investments in and loans to equity accounted investees	31.0	27.4	3.6
Other investments	4.1	1.8	2.3
Derivative financial instruments	7.8	49.7	(41.9)
Trade receivables	2.9	4.8	(1.9)
Other assets	10.7	16.5	(5.8)
Total non-current assets	5,000.0	4,532.6	467.4

Current Assets:
Inventories	21.5	21.7	(0.2)
Trade receivables	214.9	206.0	8.9
Other current assets	136.5	125.2	11.3
Cash and cash equivalents	39.1	99.2	(60.1)
Derivative financial instruments	41.6	22.8	18.8
Total current assets	453.6	474.9	(21.3)

TOTAL ASSETS	5,453.6	5,007.5	446.1

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	987.1	966.1	21.0
Retained loss	(2,099.7)	(2,190.1)	90.4
Remeasurements	(13.5)	(14.8)	1.3
Total equity attributable to owners of the Company	(1,113.3)	(1,226.0)	112.7
Non-controlling interests	21.8	18.4	3.4
Total equity	(1,091.5)	(1,207.6)	116.1

Non-current Liabilities:
Loans and borrowings	4,462.2	4,642.5	(180.3)
Derivative financial instruments	311.3	94.7	216.6
Deferred revenue	1.1	0.7	0.4
Deferred tax liabilities	126.2	166.0	(39.8)
Other liabilities	160.8	94.6	66.2
Total non-current liabilities	5,061.6	4,998.5	63.1

Current Liabilities:
Loans and borrowings	361.7	139.4	222.3
Trade payables	150.0	182.3	(32.3)
Accrued expenses and other current liabilities	586.0	559.2	26.8
Deferred revenue	102.3	101.7	0.6
Derivative financial instruments	21.8	16.0	5.8
Current tax liability	261.7	218.0	43.7
Total current liabilities	1,483.5	1,216.6	266.9

Total liabilities	6,545.1	6,215.1	330.0

TOTAL EQUITY AND LIABILITIES	5,453.6	5,007.5	446.1

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	26

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three and twelve months ended December 31, 2017, we have adjusted our historical revenue and Adjusted EBITDA to (i) include the pre-acquisition revenue and Adjusted EBITDA of BASE (fully consolidated since February 11, 2016) and SFR Belux (fully consolidated since June 19, 2017) in our rebased amounts for the three and twelve months ended December 31, 2016 to the same extent that the revenue and Adjusted EBITDA of such entities are included in our results for the three and twelve months ended December 31, 2017 and (ii) exclude the revenue and Adjusted EBITDA of the disposals of certain legacy fixed-line products at BASE and Ortel made during Q1 2017 to the same extent that the revenue and Adjusted EBITDA of these disposed business is excluded from our results for the three and twelve months ended December 31, 2017. We have reflected the revenue and operating profit of BASE and SFR Belux in our 2016 rebased amounts based on what we believe to be the most reliable information that is currently available (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant effects of acquisition accounting adjustments, (ii) any significant differences between our accounting policies and those of the acquired entities and (iii) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
Under “Choose Your Device” contractual arrangements, which include separate contracts for the mobile handset and airtime, Telenet generally recognizes the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of “Choose Your Device” in July 2015, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with “Choose Your Device” handset revenue are expensed at the point of sale.

(3)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 12.

(4)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(5)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(9)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(10)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	27

one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16)
Telenet's ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17)
Net total leverage is defined as the sum of all of the Company's short-term and long-term liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized EBITDA. Net covenant leverage is calculated as per the 2017 Amended Senior Credit Facility definition, using Net Total Debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities and (v) any vendor financing-related liabilities, divided by last two quarters’ Consolidated Annualized EBITDA including certain unrealized cost synergies related to the BASE and SFR Belux acquisitions.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on February 13, 2018 at 2:30pm CET, For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 484 00 63 71
	Dennis Dendas	dennis.dendas@telenetgroup.be	Phone: +32 15 332 142
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Telenet is 57% owned by Liberty Global - the world's largest international TV and broadband company, investing, innovating and empowering people in more than 12 countries across Europe to make the most of the digital revolution.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2017	28

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2016 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the year ended December 31, 2017 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisitions of BASE, Coditel Brabant SPRL and Coditel S.à r.l. on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2017 have been prepared in accordance with EU IFRS unless otherwise stated and will be made available on the Company’s website on March 23, 2018.

Non-GAAP measures –Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on February 13, 2018 at 7:00am CET